Exhibit 99.1

                                    Edge Logo

April 15, 2003                                 Contact: Michael G. Long
                                                        Chief Financial Officer
                                                        (713) 654-8960

                 EDGE PETROLEUM FIRST QUARTER OPERATIONS UPDATE

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today the results of its first quarter operating results and provided an update on future planned activity. Seven wells were logged during the first quarter of 2003. Five wells were successfully completed, one is currently undergoing completion operations and one well was a dry hole, for an apparent success rate for the quarter of 86%, including the well currently under completion. In Texas, Edge drilled and completed three wells in its O'Connor Ranch East program. To date, a total of six wells have been drilled, all successful, in this continuing development program. Edge currently plans to drill another six to seven wells, beginning this month, in this program. Also in Texas, the Loudon-McGill Bros. NCT-1 #87 in Edge's Encinitas project area was successful. Edge has a small overriding royalty interest that may increase or be converted to a small working interest if the well produces more than 500 MMcfe of production. In addition at Encinitas, Edge plans to drill three to six wells with a 22.5% working interest beginning in May or June of this year.

In Louisiana, as previously announced, production commenced in February at Edge's Thibodeaux #1 sidetrack well. (Edge W.I. 45%). The well is currently producing approximately 10.4 MMcf of gas per day and 735 BO per day. Edge's Servat #1 (Edge W.I. 18%) is currently undergoing completion operations. Also, as previously announced, the Henry #1 was a dry hole.

In addition to the above-mentioned future drilling plans in our O'Connor Ranch East and Encinitas development programs, Edge plans to commence drilling in the ongoing development program at its Gato Creek project in Webb County, Texas. Current plans are to drill three to four wells in this Edge operated area (W.I. 72% to 96%) beginning late in the second quarter. In Montana, permits are being updated to allow the start of drilling in this exploratory program (Edge W.I. 50%) late in the second quarter or early third quarter. Edge reported a production exit rate of 20.8 MMcfe per day for the first quarter, up 34 % from the previous quarter's exit rate. Estimated production for the quarter was 1,547 MMcfe, an increase of 21% over the previous quarter.

Commenting on the first quarter activity and future plans, John W. Elias, Edge's Chairman, CEO and President, reported, "We are off to a good start with our drilling program, which is currently focused on development projects that should increase our production and cash flow in the near term. By the end of the second quarter we expect to have drilled as many wells as all of 2002 resulting in increased production volumes. Based upon our operating results to date and the expectations we have about our currently planned drilling activity, we are increasing our production forecast for the third and fourth quarters of 2003, which will result in a range of expected full year production of 8.2 Bcfe to 8.4 Bcfe as compared to our previous estimate of 7.8

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Bcfe  to 8.2  Bcfe.  In  addition  to our  currently  planned  activity,  we are completing technical evaluations of several opportunities which could cause us to increase our capital spending and number of planned wells beyond that currently forecast." Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

The information presented herein may contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of production, reserves, competition, government regulation and the ability of the company to meet its stated business goals. Additional information concerning factors that could cause actual results to differ is contained in the Company's SEC filings.